MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
           PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Seer Signs & Graphics, Inc. of our report dated May 29, 2008 on our audit of the financial statements of Seer Signs & Graphics, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, and from inception on April 12, 2006 through December 31, 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
June 30, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501